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                                                                    EXHIBIT 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the use in this Amendment No. 3 to the Registration Statement (Form S-1 No. 333-108857) of our reports dated June 25, 2003 relating to the financial statements and financial statement schedules of Wind River Investment Corporation, which appear in such Registration Statement. We also consent to the use in this Amendment No. 3 to the Registration Statement of our report dated October 7, 2003 relating to the financial statements of United National Group, Ltd., which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
December 12, 2003